Exhibit 10.2
EXECUTION COPY

$200,000,000
SECOND LIEN CREDIT AGREEMENT
among
VELO HOLDINGS INC.,
as a Guarantor,
VELO ACQUISITION INC.,
as Initial Borrower,
VERTRUE INCORPORATED,
as Company or Surviving Borrower, as applicable,
The Several Lenders from Time to Time Parties Hereto,
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent and Collateral Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
and
LEHMAN BROTHERS INC.
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners
Dated as of August 16, 2007

i

SCHEDULES:

3.1	Obligations
3.4	Consents, Authorizations, Filings and Notices
3.8A	Excepted Property
3.8B	Owned Real Property
3.14	Subsidiaries
3.17(a)	UCC Filing Jurisdictions
6.1(d)	Existing Indebtedness
6.2(f)	Existing Liens
6.6	Existing Investments
6.11	Existing Negative Pledge Clauses
6.12	Existing Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Exemption Certificate
F	Form of Solvency Certificate
G	Form of Lender Addendum
H	Form of Prepayment Option Notice
I	Form of Intercreditor Agreement
J	Form of Promissory Note

     SECOND LIEN CREDIT AGREEMENT, dated as of August 16, 2007, among VELO HOLDINGS INC., a Delaware corporation (“Holdings”), VELO ACQUISITION INC., a Delaware corporation (the “Initial Borrower”), VERTRUE INCORPORATED, a Delaware corporation (the “Company” or the “Surviving Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and Collateral Agent, JPMORGAN CHASE BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”), and LEHMAN BROTHERS INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners.
     The parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
     “9 1/4% Senior Notes”: 9 1/4% Senior Notes due 2014 issued pursuant to the 9 1/4% Senior Notes Indenture.
     “9 1/4% Senior Notes Indenture”: that certain Indenture dated as of April 13, 2004 among Memberworks Incorporated, the guarantors party thereto and LaSalle Bank National Association, as Trustee, pursuant to which the 9 1/4% Senior Notes were issued.
     “ABR”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Reuters Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
     “Account Control Agreement”: the Securities Account Control Agreement dated as of the date hereof among the Surviving Borrower, LaSalle Bank National Association, as depositary, and Lehman Commercial Paper Inc. as Collateral Agent and as collateral agent under the First Lien Loan Documents.
     “Accounting Changes”: as defined in Section 9.16.
     “Acquisition”: as defined in the definition of “Permitted Acquisition”.

     “Acquisition Agreement”: the Agreement and Plan of Merger, dated as of March 22, 2007, by and among Holdings, the Initial Borrower and the Surviving Borrower.
     “Acquisition Transactions”: the Merger and the other transactions contemplated by the Acquisition Agreement.
     “Administrative Agent”: Lehman Commercial Paper Inc., as the administrative agent for the Lenders under this Agreement and the other Second Lien Loan Documents, together with any of its successors and permitted assigns.
     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.
     “Agents”: the collective reference to the Collateral Agent and the Administrative Agent.
     “Agreed Purposes”: as defined in Section 9.14.
     “Agreement”: this Second Lien Credit Agreement, as amended, supplemented or otherwise modified from time to time.
     “Annual Operating Budget”: as defined in Section 5.2(b).
     “Applicable Margin”: for any day, with respect to (i) ABR Loans, 6.00% and (ii) Eurodollar Loans, 7.00%.
     “Applicable Percentage”: as to any Lender at any time, the percentage which the sum of such Lender’s Commitments then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
     “Approved Fund”: as defined in Section 9.6(b).
     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any Subsidiary (excluding (i) any operating lease entered into in the ordinary course of business, (ii) any such Disposition permitted by clause (a), (b), (c) (except as it relates to Section 6.3(d)), (d), (g), (h), (i), (j), (k), (l), (m) and (n) of Section 6.4) and (iii) any such Disposition which is a Recovery Event) which yields Net Cash Proceeds to any Loan Party (valued at the then current principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000; provided, however, to the extent that any Disposition of Property would have constituted an Asset Sale, but for the fact that the fair market value of such Disposition was less than $5,000,000 (a “Below Threshold Asset Sale”), then at such time as the aggregate fair market value of all Below Threshold Asset Sales occurring subsequent to the Closing Date equals $15,000,000, each additional Below Threshold Asset Sale will be deemed to constitute an Asset Sale for all purposes hereunder.
     “Assignee”: as defined in Section 9.6(b).
     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.
     “Available Excess Amount”: the sum of (a) the aggregate cumulative amount, not less than zero, of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required pursuant to the provisions of Section 2.12(c) of the First Lien Credit Agreement to be applied to the prepayment of the term loans under the First Lien Credit Agreement and (b) the Net Cash Proceeds received after the Closing Date from any Equity Issuance (other than Disqualified Capital Stock or Specified Equity Contributions) which (in the case of any such Equity Issuance by Holdings) have been contributed to the Borrower in cash in exchange for common or preferred equity (which is not Disqualified Capital Stock) and, in each case, that has not been previously expended pursuant to Section 6.6(n) (or if expended pursuant to Section 6.6(n), an amount equal to the return on such Investment, not to exceed the original amount of such Investment).
     “Bank Product Agreements” means any agreements entered into from time to time by the Company or any Subsidiary with any Lender or any Affiliate of a Lender in connection with Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees and expenses owing by the Company or any Subsidiary to any Lender or any Affiliate of a Lender pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising; provided that the aggregate amount of such obligations shall not exceed $10,000,000 at any time.
     “Bank Products” means any of the following services or facilities extended to the Company or any Subsidiary by any Lender or any Affiliate of a Lender: (a) credit cards, (b) debit cards, (c) purchase cards, (d) ACH transactions or (e) cash management, including controlled disbursements, accounts or services.
     “Benefitted Lender”: as defined in Section 9.7(a).
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower”: (a) at any time prior to the consummation of the Merger, the Initial Borrower and (b) upon and at any time after the consummation of the Merger, the Surviving Borrower.
     “Borrower Intellectual Property”: as defined in Section 3.9

     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
     “Business”: the business and any services, activities or businesses incidental or directly related or similar to any business or line of business engaged in by the Company or its Subsidiaries as of the Closing Date or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) expenditures for leasehold improvements for which such Person is reimbursed or receives a credit and (ii) expenditures to the extent they are made with the proceeds of any equity contributions (other than Specified Equity Contributions and in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).
     “Cash Equivalents”: (a) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States (including any auction rate security resetting not more than one year from the prior reset date), by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.
     “Certificated Security”: as defined in the Guarantee and Collateral Agreement.
     “Chattel Paper”: as defined in the Guarantee and Collateral Agreement.
     “Closing Date”: the date on which the conditions precedent set forth in Section 4 shall have been satisfied and the Loans hereunder shall have been funded, which date is August 16, 2007.
     “Closing Date Material Adverse Effect”: a material adverse effect on (x) the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole or (y) the ability of the Company to timely perform its obligations under, and consummate the transactions contemplated by, the Acquisition Agreement; provided, however, that a determination of whether there has been a Closing Date Material Adverse Effect under clause (x) above shall not take into account any effect to the extent resulting from:
     (A) changes after the date hereof in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism;
     (B) changes after the date hereof that are the result of factors generally affecting any industry in which the Company or any of its Subsidiaries operate;
     (C) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, financing sources or suppliers caused by the announcement or pendency thereafter of the transactions contemplated by the Acquisition Agreement, including any litigation or other proceeding arising therefrom, any change in the Company’s credit ratings (provided that this credit rating exception shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change in credit ratings has resulted in, or contributed to, a Closing Date Material Adverse Effect);
     (D) any actions taken by the Company and its Subsidiaries in accordance with the terms of the Acquisition Agreement to obtain approval under applicable antitrust or competition laws for consummation of the Merger;
     (E) changes in any Laws or GAAP or official interpretation thereof after the date hereof;
     (F) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of the Acquisition Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Closing Date Material Adverse Effect; and
     (G) after the date hereof a decline in the price or trading volume of the Company’s common stock, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Closing Date Material Adverse Effect.
Unless, in the case of the foregoing clauses (A), (B) and (E), such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies in the same industries in which the Company or its Subsidiaries operate.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: as defined in the Guarantee and Collateral Agreement.
     “Collateral Agent”: LCPI, in its capacity as collateral agent for the Secured Parties under the Second Lien Security Documents and any of its successors and permitted assigns.
     “Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto. The original aggregate amount of the Commitments is $200,000,000.
     “Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with Holdings within the meaning of Section 4001 of ERISA.

     “Commonly Controlled Plan”: as defined in Section 3.12(b).
     “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
     “Confidential Information”: as defined in Section 9.14.
     “Confidential Information Memorandum”: the Confidential Information Memorandum dated June 2007 and furnished to the Lenders.
     “Consolidated Current Assets”: at any date, all amounts (other than cash, Cash Equivalents and Foreign Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and its Subsidiaries at such date.
     “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of Holdings, the Borrower and its Subsidiaries and (b) without duplication, all Indebtedness consisting of revolving loans or swingline loans made under the First Lien Credit Agreement, to the extent otherwise included therein.
     “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Loans made hereunder and the loans and other credit extensions under the First Lien Credit Agreement), (c) depreciation and amortization expense, (d) amortization, impairment of intangibles and other non-cash charges (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses, (f) stock-option or employee benefits based and other equity-based compensation expenses, (g) transaction costs, fees and expenses incurred within 12 months of the Closing Date relating to the Acquisition Transactions, the transactions contemplated hereby and by the First Lien Loan Documents (including any amendments or waivers of the First Lien Loan Documents or the Second Lien Loan Documents), and those payable in connection with the sale of Capital Stock, (h) all fees and expenses paid pursuant to the Management Agreement, (i) proceeds from any business interruption insurance (in the case of this clause (i) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (j) to the extent actually reimbursed in cash, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Acquisition Transactions or a Permitted Acquisition, (k) any call premium (or original issue discount) expenses or losses associated with the repurchase or repayment of Indebtedness, (l) the amount of any restructuring charges or reserves deducted in such period in computing Consolidated Net Income and incurred within 12 months of the date on which the transaction relating to such restructuring charges or reserves is consummated (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees), (m) any non-cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), (n) all losses realized upon the Disposition of properties or assets which are not sold or otherwise disposed of in the ordinary course of business and (o) any loss from discontinued operations and any loss on disposal of discontinued operations in accordance with GAAP or if otherwise reasonably acceptable to the Administrative Agent, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period), all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries for any period, (A) the Consolidated EBITDA of any Person acquired by Holdings, the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any synergies and cost savings to the extent certified by a Responsible Officer of Holdings as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, provided that the aggregate amount of such synergies and cost savings shall not for any period exceed 10% of the Borrower’s Consolidated EBITDA for the applicable period, prior to giving pro forma effect to such synergies and cost savings) and (B) the Consolidated EBITDA of any Person Disposed of by Holdings, the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). For purposes of determining compliance with the financial covenant set forth in Section 6.16 only (and not any other provision of this Agreement, including any such other provision that utilizes a calculation of Consolidated EBITDA), (i) any cash common equity contribution or (ii) any other equity contribution on terms reasonably acceptable to the Administrative Agent (that does not constitute Disqualified Capital Stock), in each case made by Holdings or any of the other direct or indirect equityholders of the Borrower to the Borrower, on or after the first day of any fiscal quarter and prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter (it being understood that each such contribution shall be credited with respect to only one fiscal quarter; provided that such credit shall be effective as to such fiscal quarter for all periods in which such fiscal quarter is included) will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenant at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenant set forth in Section 6.16 and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets or other amounts with respect to any other covenants contained in this Agreement. For the purpose of determining the Consolidated Total Leverage Ratio for the period of four consecutive quarters ended September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008, Consolidated EBITDA of Holdings for (A) the fiscal quarters ended on September 30, 2006, December 31, 2006 and March 31, 2007 shall be deemed to be equal to $22,200,000, $27,000,000 and $27,000,000, respectively, (B) the fiscal quarter ended on June 30, 2007 shall be deemed to be equal to $37,700,000 until the financial statements required to be delivered pursuant to Section 5.1(a)(i) are delivered, whereupon the Consolidated EBITDA of Holdings with respect to the fiscal quarter ended June 30, 2007 shall be equal to the actual Consolidated EBITDA of the Company for such period and (C) the fiscal quarter ended on September 30, 2007 shall be the sum of the Consolidated EBITDA of the Company from the beginning of such period until the Closing Date plus the Consolidated EBITDA of Holdings from the Closing Date until the end of such period.
     “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of Holdings, the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary) in which Holdings, the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings, the Borrower or such Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the foregoing, the initial and ongoing effect of any after-tax non-cash gains or losses resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred revenue, deferred marketing and deferred financing costs as a result of purchase accounting adjustments) in connection with the Acquisition Transactions or any future Permitted Acquisition, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.
     “Consolidated Net Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Subsidiaries for such period (other than any interest income of such Person and its

Subsidiaries accruing as a result of loans made in the ordinary course of business to customers in connection with the business of MCM), in each case determined in accordance with GAAP plus (ii) any one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to Holdings, those paid in connection with the transactions occurring on the Closing Date or in connection with any amendment hereof or of the First Lien Credit Agreement. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.
     “Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Funded Debt of Holdings, the Borrower and its Subsidiaries at such date, in each case determined on a consolidated basis in accordance with GAAP minus (b) the amount in the Convertible Notes Escrow Account (up to an amount equal to the amount of Convertible Notes which have not been repurchased or converted into equity) on such date.
     “Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of Holdings, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries for such period.
     “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.
     “Continuing Directors”: the directors of Holdings on the Closing Date and each other director of Holdings, if, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Sponsor and its Affiliates (excluding any portfolio companies of the Sponsor) in his or her election by the shareholders of Holdings.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Convertible Notes”: the Convertible 5.5% Senior Subordinated Notes due 2010 issued pursuant to the Convertible Notes Indenture.
     “Convertible Notes Escrow Account”: as defined in Section 5.10.
     “Convertible Notes Indenture”: that certain Indenture dated as of September 30, 2003 between Memberworks Incorporated and Deutsche Bank Trust Company Americas, as Trustee, pursuant to which the Convertible Notes were issued.
     “Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock) prior to the date that is 91 days after the latest final scheduled maturity date of the Loans, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the latest final scheduled maturity date of the Loans (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “Domestic Subsidiary”: any direct or indirect Subsidiary organized under the laws of any jurisdiction within the United States other than any such Subsidiary directly owned by a Foreign Subsidiary but only to the extent that such Subsidiary becoming a Subsidiary Guarantor could result in adverse tax consequences.
     “Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as have been, are now, or at any time hereafter are, in effect.
     “Environmental Liability”: any claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Financing”: as defined in Section 4(c)(ii).
     “Equity Issuance”: any issuance by Holdings or the Borrower or any Subsidiary Guarantor of its Capital Stock in a public or private offering.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Escrow Agreement”: the Security and Escrow Agreement dated as of the date hereof among the Surviving Borrower, LaSalle Bank National Association, as escrow agent, and Lehman Commercial Paper Inc. as Collateral Agent and as collateral agent under the First Lien Loan Documents.
     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Page LIBOR01 (or otherwise on the Reuters screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent.
     “Eurodollar Loan”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements
     “Event of Default”: any of the events specified in Section 7; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Cash Flow”: for any fiscal year of Holdings,
     (a) the sum, without duplication, of
     (i) Consolidated Net Income for such fiscal year,
     (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income,

     (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and
     (iv) the aggregate net amount of non-cash loss on the Disposition of Property by Holdings, the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods; provided that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of
     (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income (including, without limitation, credits included in the calculation of deferred tax assets and liabilities),
     (ii) the aggregate amount actually paid by Holdings, the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and Permitted Acquisitions (other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of an Equity Issuance, new long-term indebtedness for borrowed money or with the proceeds of any Reinvestment Deferred Amount),
     (iii) the aggregate amount of all non-optional payments of Indebtedness (including, without limitation, the Loans and the Term Loans (as defined in the First Lien Credit Agreement)) of Holdings, the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder),
     (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year,
     (v) the aggregate net amount of non-cash gain on the Disposition of Property by Holdings, the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
     (vi) transaction costs, fees and expenses incurred in connection with the Acquisition Transactions, the First Lien Loan Documents or the Second Lien Loan Documents (including amendments or waivers of the foregoing) and the other transactions contemplated hereby to occur as of the Closing Date, the sale of Capital Stock, the incurrence of Indebtedness permitted under Section 6.1, any Disposition of

Property permitted under Section 6.4 or any recapitalization or any Permitted Acquisition or other Investment permitted under Section 6.6,
     (vii) the amount of payments made as permitted under Section 6.8(i) during such fiscal year,
     (viii) payments made under the Management Agreement, and
     (ix) an amount equal to reasonable cash expenditures made in connection with any termination or make-whole payment in connection with any termination of, and upfront fees and expenses in connection with obtaining, any Hedge Agreements.
     “Excess Specified Asset Sale Proceeds”: with respect to any Specified Asset Sale, the Net Cash Proceeds thereof that would be available to the Borrower or any Subsidiary immediately following such Specified Asset Sale in excess of the amount required to be applied to prepay the Loans pursuant to Section 2.6(b)(ii)(x).
     “Existing Credit Facility”: the Second Amended and Restated Credit Agreement, dated as of March 17, 2006, among the Company, the lenders party thereto and LaSalle Bank National Association, as agent for the lenders, as amended.
     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “First Lien Credit Agreement”: the First Lien Credit Agreement dated as of the date hereof and as amended, supplemented or otherwise modified from time to time in accordance with Section 10.1 thereof, among Holdings, the Initial Borrower, the Surviving Borrower, the First Lien Lenders, JPMorgan Chase Bank, N.A., as syndication agent, Lehman Commercial Paper Inc., as administrative agent and collateral agent, and Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners, including any replacement thereof entered into in connection with one or more refinancings thereof permitted hereunder.
     “First Lien Lenders”: the Persons referred as “Lenders” in the First Lien Credit Agreement.
     “First Lien Loan Documents”: the “First Lien Loan Documents” referred to in the First Lien Credit Agreement.
     “First Lien Loans”: the loans made by the First Lien Lenders pursuant to the First Lien Credit Agreement.

     “First Lien Obligations”: the “Obligations” referred to in the First Lien Credit Agreement.
     “First Lien Security Documents”: the “First Lien Security Documents” referred to in the First Lien Credit Agreement.
     “Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.
     “Foreign Subsidiary”: any Subsidiary that is not a Domestic Subsidiary.
     “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) and (g) of the definition of “Indebtedness”.
     “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.
     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).
     “Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Initial Borrower, the Surviving Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
          “Hedge Agreements”: all interest rate swaps, caps, collar agreements, foreign exchange agreements, commodity contracts, currency swaps or similar arrangements entered into by Holdings, the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies, as each may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
          “Holdings”: Velo Holdings Inc., a Delaware corporation.
          “Immaterial Subsidiary”: on any date, any Subsidiary of the Borrower that (i) had less than 3.5% of consolidated assets and 3.5% of annual consolidated revenues of Holdings, the Borrower and its Subsidiaries, collectively, as reflected on the most recent financial statements delivered pursuant to Section 5.1 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 5.1 prior to such time) in excess of 10% of consolidated assets or annual consolidated revenues, respectively, of Holdings, the Borrower and its Subsidiaries, collectively.
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes a fixed obligation), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above. Notwithstanding the foregoing, the term “Indebtedness” shall not include Non-Recourse Debt.
          “Initial Borrower”: as defined in the preamble of this Agreement.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Instrument”: as defined in the Guarantee and Collateral Agreement.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, including the right to receive all proceeds and damages therefrom.
          “Intercreditor Agreement”: an Intercreditor Agreement substantially in the form of Exhibit I among Holdings, the Initial Borrower, the Surviving Borrower, the Collateral Agent and LCPI as collateral agent under the First Lien Loan Documents.
          “Interest Payment Date”: (a) as to any ABR Loan, the Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: as defined in Section 6.6.
          “IPO”: the initial offering by Holdings (or a replacement entity for Holdings) of its Capital Stock to the public by means of an offering registered with the SEC or any comparable foreign Governmental Authority.
          “Joint Lead Arrangers”: the collective reference to Lehman Brothers Inc. and J.P. Morgan Securities Inc.
          “Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
          “LCPI”: Lehman Commercial Paper Inc.
          “Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit G, to be executed and delivered by such Lender on the Closing Date as provided in Section 9.20.
          “Lenders”: as defined in the preamble hereto.
          “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.
          “Management Agreement”: the Management Agreement, by and among one or more of the Permitted Investors or an Affiliate thereof and Holdings as in effect on the Closing Date and as modified from time to time in a manner not materially adverse to the Lenders or otherwise with the consent of the Administrative Agent.
          “Material Adverse Effect”: a material adverse effect on (a) the business, operations property or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Second Lien Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.
          “Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.
          “Materials of Environmental Concern: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.
          “Maturity Date”: August 14, 2015.
          “Merger”: as defined in the Acquisition Agreement.
          “Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
          “Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “MCM”: My Choice Medical Holdings, Inc.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by any Loan Party, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Second Lien Security Document or the First Lien Loan Documents) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by any Loan Party in connection therewith and net of taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any Equity Issuance or other issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.
          “Non-Excluded Taxes”: as defined in Section 2.14(a).
          “Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.
          “Non-Recourse Debt”: Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings, the Borrower or any of the Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have not been notified in writing that they will have any recourse to the capital stock or assets of Holdings, the Borrower or any of the Subsidiaries.
          “Non-U.S. Lender”: as defined in Section 2.14(a).
          “Note”: any promissory note evidencing any Loan.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, to the Collateral Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Second Lien Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies assessed by any federal, state, local or foreign governmental authority having the power to impose such tax arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Second Lien Loan Document.
          “Participant”: as defined in Section 9.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permitted Acquisition”: any acquisition of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition complies with the following criteria:
     (a) no Default or Event of Default shall be in effect immediately prior or after giving effect to such Acquisition;
     (b) after giving effect to the consummation of such Acquisition and to the incurrence of any Indebtedness associated therewith, (i) Holdings shall be in compliance with Section 6.16 and (ii) if such Acquisition is not a Small Acquisition, the Consolidated Total Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of Holdings shall not exceed 5.25:1.00 (in each case, calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated, giving pro forma effect to such Acquisition and the issuance or payment of any related Indebtedness);
     (c) prior to the consummation of such Acquisition (i) the Administrative Agent shall have received, if available, the then current financial projections in respect of the Person, division, product line or line of business acquired in such Acquisition for the one-year period following the consummation of such acquisition, (ii) the Administrative Agent shall have received the then current drafts (which shall be consistent with the final drafts in all material respects) of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the Administrative Agent promptly upon becoming available), including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such Acquisition; and
     (d) such Person shall have become a Subsidiary and, if such Person shall be a wholly-owned Domestic Subsidiary (and not an Immaterial Subsidiary after giving pro forma effect to such Acquisition), a Guarantor and the provisions of Section 5.8 shall have been complied with to the reasonable satisfaction of the Administrative Agent.

For purposes of the foregoing, the term “Small Acquisition” means, collectively, one or more Acquisitions by the Borrower and/or any of its Subsidiaries in connection with which the acquired assets shall have an aggregate fair value of not more than $25,000,000.
          “Permitted Investors”: the collective reference to the Sponsor and its Affiliates (but excluding, any portfolio companies of the foregoing).
          “Permitted Indebtedness”: unsecured subordinated Indebtedness issued or incurred by the Borrower or any Subsidiary Guarantor, (i) the terms of which, (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Maturity Date (or such later date that is the latest final maturity date of any incremental extension of credit), (2) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Indebtedness and (3) provide for subordination of payments of principal and interest in respect of such Indebtedness to the Obligations and guarantees thereof under the Second Lien Loan Documents customary for high yield securities and (ii) in respect of which no Subsidiary that is not an obligor under the Second Lien Loan Documents is an obligor; provided that immediately prior to and immediately after giving effect on a pro forma basis to any incurrence of Permitted Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan”: at a relevant time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which Holdings, the Borrower or any of its Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Pledged Securities”: as defined in the Guarantee and Collateral Agreement.
          “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
          “Prime Rate”: as defined in the definition of “ABR”.
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
          “Recovery Event”: any settlement of or payment in respect of any property insurance claim or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary Guarantor, in an amount for each such event exceeding $5,000,000.

          “Refinancing”: the repayment of principal and interest of, the payment of any required premium in respect of and the payment of all other amounts in connection with (i) the termination of the commitments in respect of the Existing Credit Agreement, (ii) the redemption of the 9 1/4% Senior Notes pursuant to the terms of the 9 1/4% Senior Notes Indenture and (iii) the repurchase (whether upon conversion or otherwise) of the Convertible Notes.
          “Register”: as defined in Section 9.6(b)(iv).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary Guarantor for its own account in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6 as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice signed on behalf of the Borrower or any Subsidiary Guarantor by a Responsible Officer stating that the Borrower or such Subsidiary Guarantor (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its (or such Subsidiary’s) business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets useful in the business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower or Subsidiary Guarantor shall have determined not to acquire assets useful in its or such Subsidiary’s business with such portion of such Reinvestment Deferred Amount.
          “Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.
          “Representatives”: as defined in Section 9.14.

          “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.
          “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of Holdings or the Borrower, as applicable, or (with respect to Section 5.7) any Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of Holdings or the Borrower, as applicable.
          “Restricted Payments”: as defined in Section 6.5.
          “S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
          “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
          “Second Lien Loan Documents”: the collective reference to this Agreement, the Intercreditor Agreement, the Second Lien Security Documents and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Second Lien Security Documents”: the collective reference to the Second Lien Guarantee and Collateral Agreement, the Escrow Agreement, the Account Control Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party to secure the Obligations.
          “Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, and, in each case, their respective successors and permitted assigns.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.
          “Specified Asset”: either Specified Business, as applicable.
          “Specified Asset Sale”: the Disposition by the Borrower or any of its Subsidiaries within 12 months of the Closing Date of either Specified Business.
          “Specified Asset Sale Multiple”: with respect to a Specified Asset Sale, the ratio of (a) the Net Cash Proceeds received by the Borrower or any Subsidiary in connection with such Specified Asset Sale to (b) Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries for the most recently ended period of four consecutive fiscal quarters of Holdings directly attributable to the Specified Assets.
          “Specified Business”: two businesses that shall have been identified to the Administrative Agent in writing prior to the Closing Date.
          “Specified Equity Contribution”: as defined in the definition of Consolidated EBITDA.
          “Specified Representations”: (a) the representations made by the Company in the Acquisition Agreement, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement in the event that any such representations are not true and (b) the representations and warranties set forth in Sections 3.2(a), 3.3, 3.4, 3.11, 3.13 and 3.17.
          “Sponsor”: One Equity Partners II, L.P., Rho Capital Partners, Inc., Brencourt Credit Opportunities Master, Ltd and Brencourt BD, LLC and any Affiliates thereof (but excluding any portfolio companies of the foregoing).
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

“Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” of the former Person shall be deemed to be outstanding.
          “Subsidiary Guarantors”: each wholly owned Domestic Subsidiary (other than any Immaterial Subsidiary).
          “Surviving Borrower”: as defined in the preamble of this Agreement.
          “Syndication Agent”: as defined in the preamble hereto.
          “Transactions”: collectively, (a) the consummation of the Acquisition Transactions and the Refinancing; (b) the execution and delivery of the First Lien Loan Documents and the Second Lien Loans Documents and the incurrence of the obligations thereunder; (c) the Equity Financing; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Second Lien Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
               (b) As used herein and in the other Second Lien Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to Holdings, the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
               (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Annex, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (d) The term “license” shall include sub-license.
               (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) in Dollars to the Initial Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.
          2.2 Procedure for Borrowing. The Initial Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 5:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed. Subject to satisfaction (or waiver) of the conditions precedent specified in Section 4, not later than 9 A.M., New York City time, on the Closing Date, the Administrative Agent shall credit the account(s) designated in writing by the Initial Borrower to the Administrative Agent with the aggregate amount of the Loans requested by the Borrower in immediately available funds. The Loans made on the Closing Date shall initially be ABR Loans unless the initial Lenders and the Administrative Agent otherwise agree. Upon receipt of such borrowing notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 3:00 P.M., New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender.
          2.3 [Reserved].
          2.4 Repayment of Loans. (a) The Loan of each Lender shall be payable in full on the Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the each Lender, (i) the then unpaid principal amount of each Loan of such Lender made to the Borrower outstanding on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.9.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 9.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
          (e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit J. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered not, to such payee and its registered assigns).
          2.5 Optional Prepayments. (a) The Borrower may at any time and from time to time after the first anniversary of the Closing Date prepay the Loans, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify (i) the date and amount of prepayment and (ii) whether the prepayment is of Eurodollar Loans or ABR Loans; provided that (x) any optional prepayment of a Loan shall be accompanied by a premium of (A) 2% of the principal amount prepaid, in the case of any optional prepayment made following the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (B) 1% of the principal amount prepaid, in the case of any optional prepayment made following the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date and (y) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided that such notice may be conditioned on receiving the proceeds of any refinancing or Disposition of Property), together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of (i) $500,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or (ii) $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of

Eurodollar Loans), and in each case shall be subject to the provisions of Section 2.12. Subject to Section 2.5(b), no such prepayment of Loans shall be made at any time when any First Lien Loans and/or Revolving Commitments (as defined in the First Lien Credit Agreement) shall be outstanding (except to the extent (i) permitted under the First Lien Credit Agreement (including, without limitation, pursuant to Section 7.8 of the First Lien Credit Agreement) or (ii) that the prepayment results in the prepayment in full of the First Lien Loans then outstanding and the termination of the Revolving Commitments (as defined in the First Lien Credit Agreement), in which case any remaining amount may be applied as described above).
          (b) Amounts to be applied with connection with prepayments pursuant to Section 2.5 shall be applied to the prepayment of the Loans in accordance with Section 2.12(a) until paid in full.
          2.6 Mandatory Prepayments. (a) Subject to clause (c) below, if any indebtedness for borrowed money (excluding any Indebtedness permitted to be incurred in accordance with Section 6.1 or incurred with the consent of the Required Lenders) shall be incurred by the Borrower or any of its Subsidiaries an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within two Business Days of the date of receipt of such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 2.6(c).
           (b) Subject to clause (c) below, if on any date any of the Borrower or any Subsidiary Guarantor shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within two Business Days of such date toward the prepayment of the Loans as set forth in Section 2.6(c); provided that notwithstanding the foregoing, (i) on the date (the “Trigger Date”) that is six months after the applicable Reinvestment Prepayment Date, the Loans shall be prepaid as set forth in Section 2.6(c) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date and (ii) if the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Specified Asset Sale, then (x) if the Specified Asset Sale Multiple is greater than the lower of (A) 5.00:1.00 and (B) the Consolidated Total Leverage Ratio on the date such Specified Asset Sale is consummated after giving pro forma effect to such Specified Asset Sale (the lower of (A) and (B) the “Applicable Leverage Ratio”), then the portion of such Net Cash Proceeds equal to the product of the Applicable Leverage Ratio multiplied by Consolidated EBITDA of Holdings, the Borrower and its Subsidiaries directly attributable to such Specified Asset being disposed of shall be applied within two Business Days of such date toward the prepayment of the Loans as set forth in Section 2.6(c) with the remainder permitted to be applied in accordance with and subject to compliance with Section 6.5(h) and (y) otherwise, 100% of such Net Cash Proceeds shall be applied within two Business Days of the date on which such Net Cash Proceeds are received toward the prepayment of the Loans as set forth in Section 2.6(c).
           (c) Amounts to be applied in connection with prepayments pursuant to Section 2.6 shall be applied to the prepayment of the Loans on a pro rata basis until paid in full. The application of any prepayment pursuant to Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.
           (d) Notwithstanding anything to the contrary in Section 2.6(c) or 2.12, with respect to the amount of any mandatory prepayment described in Section 2.6 that is allocated to Loans (such amounts, the “Prepayment Amount”), at any time when Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Loans as provided in paragraph (c) above, on the date specified in Section 2.6 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit H (or such other form approved by the Administrative Agent), and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the relevant Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Loans in respect of which such Lenders have accepted (it being understood that any Lender’s failure to object prior to the relevant Mandatory Prepayment Date shall be deemed as an acceptance by such Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Loans held by such Lender) prepayment as described above and (ii) the Borrower shall offer to pay to such accepting Lenders an amount equal to the portion of the aggregate Prepayment Amount not accepted by the relevant Lenders, and (to the extent accepted by any or all of such accepting Lenders) such amount shall be applied to the prepayment of the Loans held by such Lenders ratably based upon the aggregate principal amount of such Loans; provided that, following such offer and application, any amount remaining unapplied shall be returned to the Borrower.
          2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans made to the Borrower to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the second Business Day preceding the proposed conversion date; provided that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. The Borrower may elect from time to time to convert ABR Loans made to the Borrower to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

          (b) Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15 and; provided, further, that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations and; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.8 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 15 tranches of Eurodollar Loans shall be outstanding at any one time.
          2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
          (d) Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          2.10 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
           (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a) and Section 2.9(b).
          2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurodollar Loan:
     (a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Applicable Percentages of the Lenders. Each payment (other than prepayments) by the Borrower in respect of principal of or interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Amounts repaid or prepaid on account of the Loans may not be reborrowed.
           (b) All payments (including prepayments) by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made in Dollars without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
           (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any defaulting Lender.
           (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          2.13 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:
     (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
     (ii) shall impose on such Lender any other condition not otherwise contemplated hereunder (other than any changes to any Excluded Tax or increase in the rate of any Excluded Tax);
and the result of any of the foregoing is to increase the cost to such Lender (other than an Excluded Tax) by an amount which such Lender reasonably deems in good faith to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender within 20 Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. Notwithstanding the foregoing provisions of this Section 2.13(a), any right of the Administrative Agent or a Lender to receive additional amounts on account of Non-Excluded Taxes or Other Taxes shall be governed by Section 2.14.
           (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s written policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
           (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.
          2.14 Taxes. (a) Except as otherwise provided in this Agreement, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority responsible for administering taxes, excluding (i) net or gross income taxes, net or gross profits or capital taxes and franchise taxes (imposed in lieu of net or gross income taxes) imposed on the Administrative Agent or any Lender as a result of a present, former or future connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Second Lien Loan Document), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Lender that is not a “United States person” within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Lender”), any United States withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(d), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.14(a) (together the amounts described in clauses (i)-(iii) are the “Excluded Taxes”). If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings (that are not Excluded Taxes (the “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by the Borrower to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after deduction or withholding of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e), as applicable, of this Section or (ii) that are United States withholding taxes imposed on amounts payable hereunder to such Lender at the time such Lender becomes a Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.
           (b) Except as otherwise provided in this Agreement, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
           (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes that the Borrower is required to pay pursuant to this Section 2.14 (or in respect of which the Borrower would be required to pay increased amounts pursuant to Section 2.14(a) if such Non-Excluded Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any payments by them of such Non-Excluded Taxes or Other Taxes and for any incremental taxes, interest or penalties that become payable by the Administrative Agent or any Lender as a result of any such failure.
           (d) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete original, signed copies of IRS Form W-8ECI or W-8BEN (or any successor or other applicable forms), or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and two accurate and complete original, signed copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Second Lien Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall (i) promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.17) to avoid any requirement of applicable laws of any such jurisdiction that the

Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete original, signed copies of IRS Form W-9, or any subsequent versions or successors to such form. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).
           (f) If the Administrative Agent or any Lender determines, in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.13 and this Section 2.14, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that the Borrower shall not be required to repay to the Administrative Agent or the Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.
          2.15 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any reasonable and documented out-of-pocket loss or expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest

Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.
          2.16 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
          If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.
          2.17 Mitigation of Costs; Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14(a), 2.15 or 2.16 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage and; provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13, 2.14(a) or 2.16.
          2.18 Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13, 2.14 or 2.15 (to the extent a request made by a Lender pursuant to the operation of Section 2.15 is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.16, (b) defaults in its obligation to make Loans hereunder, or (c) that has refused to consent to any waiver or amendment with respect to any Second Lien Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.15 (as though Section 2.15 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 9.6(c), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6, (vi) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, (vii) if applicable, the replacement financial institution shall consent to such amendment or waiver and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
          2.19 Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.
SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings and the Borrower hereby jointly represent and warrant (as to itself and each of its Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the Transactions) (provided that until after the consummation of the Merger, none of the following representations and warranties are made with respect to the Company or any of its Subsidiaries) that:
          3.1 Financial Condition. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2005 and June 30, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PriceWaterhouseCoopers LLP, present fairly in all material respects the financial condition of the Company and its consolidated Subsidiaries as at such date, and the results of its operations and its cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2006, December 31, 2006 and March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the three, six and nine-month periods ended, respectively, on such date, present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the combined results of its operations and its combined cash flows for the three, six and nine-month periods then ended (subject to absence of footnotes and normal year-end adjustments). All such financial statements, including the related schedules and notes thereto and normal year end adjustments, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein and, in the case of such unaudited financial statements, subject to the absence of footnotes). Except as set forth on Schedule 3.1, in the Company’s consolidated balance sheet as of June 30, 2006 or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, the Borrower and its Subsidiaries (i) do not have any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph but which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Borrower as of the Closing Date or (ii) are not party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in this paragraph, (x) which was incurred by the Borrower or any of its Subsidiaries or guaranteed by the Borrower or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrower or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Borrower or any of its consolidated Subsidiaries or with any Indebtedness or Capital Stock issued by the Borrower or any such Subsidiary.
          3.2 No Change. (a) As of the Closing Date, there has been no event, circumstance, development, change or effect since December 31, 2006 that has had a Closing Date Material Adverse Effect.
           (b) At any time after the Closing Date as of which this representation and warranty is made or deemed made, there has been no event, development or circumstance since June 30, 2006 that has had or could reasonably be expected to have a Material Adverse Effect.
          3.3 Existence; Compliance with Law. Each of Holdings, the Borrower and its Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
          3.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority to make, deliver and perform the Second Lien Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Second Lien Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the Transactions, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Second Lien Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made (except to the extent not yet required to have been obtained or made), each of which is in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 3.17. Each Second Lien Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Second Lien Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.
          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Second Lien Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate in any material respect any Requirement of Law or any material Contractual Obligation of Holdings, the Borrower or any of its Subsidiaries (other than any violation which would not reasonably be expected to result in a Material Adverse Effect) or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 6.2 or as otherwise contemplated by the First Lien Loan Documents).
          3.6 No Material Litigation. No litigation, proceeding or, to the knowledge of Holdings and the Borrower, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings and the Borrower, likely to be commenced within a reasonable time period against Holdings, the Borrower or any of its Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Second Lien Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.
          3.7 No Default. No Default or Event of Default has occurred and is continuing.
          3.8 Ownership of Property; Liens. Except as set forth in Schedule 3.8A, each of Holdings, the Borrower and its Subsidiaries has valid and defensible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Second Lien Loan Documents. Schedule 3.8B lists all real property which is owned or leased by any Loan Party as of the Closing Date.

          3.9 Intellectual Property. Each of Holdings, the Borrower and its Subsidiaries owns, or has a valid license to use, all Intellectual Property used and necessary for the conduct of its business as currently conducted free and clear of all Liens (other than Liens permitted hereunder), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and neither Holdings, the Borrower nor any of its Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of Holdings’, the Borrower’s or any Subsidiary’s rights in any Intellectual Property owned by Holdings, the Borrower or any Subsidiary (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by Holdings, the Borrower or its Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property, except in each case as would not reasonably be expected to have a Material Adverse Effect. To Holdings’ or the Borrower’s knowledge, the use of any Borrower Intellectual Property by Holdings, the Borrower or its Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower and its Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          3.10 Taxes. Each of Holdings, the Borrower and each of its Subsidiaries (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority responsible for administering taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings, the Borrower or such Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          3.12 ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; none of Holdings, the Borrower nor any of its Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of Holdings and the Borrower, no Multiemployer Plan is in Reorganization or Insolvent.
          (b) Holdings, the Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Holdings, the Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of Holdings, the Borrower and its Subsidiaries to pay money.
          3.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          3.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 3.14 constitute all the Subsidiaries of Holdings at the Closing Date (and after giving effect to the Acquisition Transactions). Schedule 3.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.
          (b) As of the Closing Date (and after giving effect to the Acquisition Transactions), except as set forth on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which Holdings or any of its Subsidiaries is a party relating to any Capital Stock of the Borrower or any of its Subsidiaries.
          3.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: none of Holdings, the Borrower or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any Environmental Liability.
          3.16 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement,

any other Second Lien Loan Document, the Confidential Information Memorandum or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Second Lien Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
3.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Guarantee and Collateral Agreement. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the collateral agent under the First Lien Loan Documents or the Collateral Agent, as applicable, pursuant to the Intercreditor Agreement and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 3.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 3.17 are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 3.17 and the filings specified on Schedule 3.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except (i) Liens permitted by Section 6.2 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement.
          (b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 5.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 6.2 or other encumbrances or rights permitted by the relevant Mortgage).

          3.18 Solvency. The Loan Parties, taken as a whole, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and in connection with the Second Lien Loan Documents will be, Solvent.
SECTION 4. CONDITIONS PRECEDENT
          The agreement of each Lender to make the extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
     (a) Second Lien Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Collateral Agent, Holdings, the Borrower, the Joint Lead Arrangers, the Syndication Agent and each Lender whose name appears on the signature pages hereof (or, with respect to each Person which shall be a Lender as of the Closing Date, a duly completed, executed and delivered Lender Addendum), (ii) the Guarantee and Collateral Agreement, executed and delivered by the Loan Parties and the Administrative Agent, (iii) the Intercreditor Agreement executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor and (iv) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.
     (b) Existing Indebtedness. (i) Holdings, the Borrower and its Subsidiaries shall have no Indebtedness for borrowed money outstanding as of the Closing Date other than under this Agreement and the other Indebtedness permitted by Section 6.1 (provided that, with respect to the 9 1/4% Senior Notes, the Indebtedness thereunder shall not be deemed to be outstanding as long as an amount in cash equal to the amount required to redeem such 9 1/4% Senior Notes shall have been delivered to the trustee under the 9 1/4% Senior Notes Indenture) and (ii) the Existing Credit Facility and all liens securing obligations under the Existing Credit Facility shall have been terminated (or arrangements reasonably satisfactory to the Administrative Agent for such termination of such liens shall have been made), and the Administrative Agent shall have received satisfactory evidence from Holdings and the Borrower as to the foregoing.
     (c) Transactions, etc. The following transactions shall be consummated:
     (i) Acquisition. The Merger shall have been or shall contemporaneously be consummated substantially pursuant to the terms of the Acquisition Agreement, and the Exchange Fund (as defined in the Acquisition Agreement) shall have been or shall contemporaneously be deposited with the Paying Agent (as defined in the Acquisition Agreement) in accordance with the Acquisition Agreement.

     (ii) Equity Financing. The Sponsor or one or more of its Affiliates shall have made cash common or preferred equity contributions to, or purchased for cash common or preferred equity of, Holdings in an aggregate amount that, together with the amount of the equity of Holdings that shall be purchased or acquired by management as of the Closing Date, constitutes not less than $185,000,000, and Holdings shall have used such cash equity contribution to consummate the Transactions (the “Equity Financing”).
     (iii) First Lien Loan Documents. The Administrative Agent shall have received evidence that the First Lien Loan Documents shall have been executed and delivered by all of the Persons stated to be party thereto in their respective forms then most recently delivered to the Administrative Agent, and evidence that the “Closing Date” (as defined in the First Lien Credit Agreement) will occur on the Closing Date.
     (iv) [Reserved]
     (v) Redemption of the 9 1/4% Senior Notes. The Company shall have deposited with the trustee under the 9 1/4% Senior Notes Indenture an amount in cash necessary to redeem all of the 9 1/4% Senior Notes at a price equal to at least the principal amount thereof on the Closing Date pursuant to the terms of the 9 1/4% Senior Notes Indenture and at such time such 9 1/4% Senior Notes shall cease to be outstanding.
     (d) Fees. The Agents shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date.
     (e) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer or treasurer on behalf of Holdings, substantially in the form of Exhibit F hereto.
     (f) Lien Searches. The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 6.2 or liens to be discharged on or prior to the Closing Date.
     (g) Closing Certificate. The Administrative Agent shall have received a certificate of each of Holdings, the Initial Borrower and the Surviving Borrower dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

     (h) Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Dechert LLP, counsel to the Loan Parties, and of local counsel to the Loan Parties, in each case reasonably satisfactory to the Administrative Agent covering such customary matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and in form and substance reasonably satisfactory to the Administrative Agent.
     (i) Pledged Stock; Stock Powers; Pledged Notes. The collateral agent under the First Lien Loan Documents shall have received (i) the certificates representing the shares, if any, of Capital Stock of the Borrower and (to the extent required by the terms of the Guarantee and Collateral Agreement) each of the Borrower’s Subsidiaries pledged to the Administrative Agent pursuant to (and, in the case of the Capital Stock of any Foreign Subsidiary, subject to the limitations of) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     (j) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Second Lien Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Second Lien Security Documents, shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.
     (k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.5(c).
     (l) Pro Forma Balance Sheet; Financial Statements; Financial Plan. The Lenders shall have received (i) the unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), certified by a Responsible Officer of the Borrower as having been prepared giving effect (as if such events had occurred on such date) to (A) the Transactions, including the Loans and the First Lien Loans to be made on the Closing Date and the use of the proceeds thereof and (B) the payment of fees and expenses in connection with the foregoing; and (ii) the financial statements of the Company and its Subsidiaries referred to in Section 3.1. The Pro Forma Balance Sheet shall have been prepared based upon the best information available to the Borrower as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at the end of the fiscal quarter ending March 31, 2007 assuming that the events specified in the preceding sentence had actually occurred at such date, and shall be so certified by the Borrower.

     (m) Representations and Warranties. The Specified Representations shall be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).
     (n) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date; provided that, notwithstanding anything herein to the contrary, the existence or non-existence of any Default or Event of Default with respect to a breach of representations and warranties as of the Closing Date shall relate only to the Specified Representations.
          Notwithstanding anything herein to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in or Liens upon the Collateral (other than any such property the security interest in or lien upon which may be perfected by the filing of a Uniform Commercial Code financing statement or the delivery of stock certificates under any Second Lien Security Document) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of any such security interest(s) or Liens(s) or deliverable shall not constitute a condition precedent to the initial extensions of credit under this Section 4 on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower.
SECTION 5. AFFIRMATIVE COVENANTS
          Each of Holdings and the Borrower (on behalf of itself and each of the Subsidiaries) hereby agrees that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), Holdings and the Borrower shall and (to the extent relevant) shall cause each of the Subsidiaries to:
          5.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks):
     (a) (i) within 90 days after the fiscal year ending June 30, 2007, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year and (ii) within 90 days after the end of each fiscal year of Holdings (which fiscal year may be changed as permitted under Section 6.10), commencing with the fiscal year ending June 30, 2008 or December 31, 2008, as the case may be, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, in each case setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by PriceWaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, commencing with the fiscal quarter ending September 30, 2007 the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes).
Documents required to be delivered pursuant to this Section 5.1 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.vertrue.com, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
          5.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (f), to the relevant Lender:
     (a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer on behalf of Holdings stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) if applicable for such period, a Compliance Certificate containing all information and calculations necessary for determining compliance by Holdings, the Borrower and its Subsidiaries with the provisions of Section 6.16 as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any new registrations, and applications for registration, of material Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
     (b) as soon as available, but in any event not later than 60 days after the end of each fiscal year of Holdings (commencing with the fiscal year ending on June 30, 2008), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income) (collectively, the “Annual Operating Budget”);
     (c) promptly after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 5.1 or any other clause of this Section 5.2;
     (d) promptly upon delivery thereof to Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);
     (e) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request;
     (f) prior to the effectiveness thereof, copies of substantially final drafts of any proposed material amendment, supplement, waiver or other modification with respect to the First Lien Credit Agreement; and
     (g) concurrently with the dispatch or receipt of the same to or from any agent under the First Lien Credit Agreement, copies of any notice of the occurrence of an event of default under the First Lien Credit Agreement dispatched to or received from such agent under or in connection with the First Lien Credit Agreement.
Documents required to be delivered pursuant to this Section 5.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and each Lender and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.vertrue.com, or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4 Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 5.5(b)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, for the avoidance of doubt, notwithstanding the foregoing clause (a)(i), the Company shall be permitted to change its corporate identity from a Delaware corporation to a Delaware limited liability company so long as promptly following such reorganization, the Company shall deliver to the Administrative Agent certified copies of its certificate of formation, operating agreement, Certificate of Good Standing from its jurisdiction of organization and such other documents as may be reasonably requested by the Administrative Agent.
          5.5 Maintenance of Property; Insurance. (a) Keep all Property necessary in its business in adequate working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
          (c) Maintain insurance with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee.
          5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent), (c) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries, (provided that any Lender shall coordinate any request for such discussions through the Administrative Agent) and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with its independent certified public accountants; provided that a Responsible Officer of Holdings or the Borrower shall be present during such discussion and any such discussions with Holdings’ independent certified public accountants at Holdings’ expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year.
          5.7 Notices. Promptly upon a Responsible Officer of Holdings or any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:
     (a) the occurrence of any Default or Event of Default;
     (b) any litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;
     (c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Holdings, the Borrower or any Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of Holdings, the Borrower or any of its Subsidiaries to pay money;
     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
     (e) the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 5.8.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary proposes to take with respect thereto.
          5.8 Additional Collateral, etc. (a) With respect to any Property (other than Vehicles, cash, Cash Equivalents, Foreign Cash Equivalents and other assets expressly excluded from the Collateral or excluded from the requirement that a Lien is perfected on such Property pursuant to the Second Lien Security Documents) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 5.8, (y) any Property subject to a Lien expressly permitted by Section 6.2(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within 30 days, (i) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Second Lien Security Documents) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Collateral Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary), Security or Chattel Paper in excess of $100,000 shall be promptly delivered to the collateral agent under the First Lien Loan Documents or the Collateral Agent, as applicable, pursuant to the Intercreditor Agreement indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to the relevant Second Lien Security Document.
          (b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 6.2(g)) within 30 days of such acquisition, (i) give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent execute and deliver a Mortgage (subject to Liens permitted by Section 6.2) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Collateral Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
          (c) With respect to any new Domestic Subsidiary that is a Material Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary and becomes a Material Subsidiary or a Subsidiary which is a Material Subsidiary, as applicable) by any Loan Party, promptly, but in any case within 30 days of such acquisition, (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Second Lien Security Documents) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the collateral agent under the First Lien Loan Documents or the Collateral Agent, as applicable, pursuant to the Intercreditor Agreement the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Immaterial Subsidiary), cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Second Lien Security Documents) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.
          (d) With respect to any new Foreign Subsidiary directly owned by Holdings, the Borrower or a Domestic Subsidiary that is a Material Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Foreign Subsidiary directly owned by Holdings, the Borrower or a Domestic Subsidiary that previously was an Immaterial Subsidiary and becomes a Material Subsidiary or a Subsidiary which is a Material Subsidiary, as applicable) by any Loan Party, promptly, but in any case within 30 days of such acquisition, (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Second Lien Security Documents) in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any Foreign Subsidiary be required to be so pledged), and (ii) to the extent permitted by applicable law, deliver to the collateral agent under the First Lien Loan Documents or the Collateral Agent, as applicable, pursuant to the Intercreditor Agreement the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Collateral Agent, necessary to perfect or ensure appropriate priority the Lien of the Collateral Agent thereon.
          (e) Notwithstanding anything to the contrary in any Second Lien Loan Document, (a) this Section 5.8 shall not apply with respect to any collateral to the extent the Administrative Agent has reasonably determined that the value of such collateral to which this Section 5.8 would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therefrom and (b) any such security interest or Lien shall be subject to the relevant requirements of the Intercreditor Agreement.
          5.9 Further Assurances. Maintain the security interest created by the Second Lien Security Documents as a perfected security interest having at least the priority described in the Intercreditor Agreement (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement (and pursuant to the Intercreditor Agreement)), subject to the rights of the Loan Parties under the Second Lien Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Second Lien Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.
          5.10 Use of Proceeds. The proceeds of the Loan (i) shall be used to effect, in part, the Transactions and to pay related fees and expenses and (ii) in an amount equal to the aggregate amount necessary to pay the consideration upon full conversion of the Convertible Notes outstanding on the Closing Date shall be deposited by the Borrower in a segregated interest bearing escrow account on the Closing Date on terms reasonably acceptable to the Administrate Agent (the “Convertible Notes Escrow Account”); provided that the Borrower shall be permitted to withdraw funds from such account in accordance with Section 5.11.
          5.11 Post-Closing Undertakings. Immediately upon any obligations under any Convertible Notes becoming owing and payable by the Borrower or upon the presentment or tender for repurchase or conversion of such Convertible Notes by the holder(s) thereof, the Borrower shall be permitted to withdraw funds from the Convertible Notes Escrow Account in an amount necessary to repurchase, or pay the amounts upon conversion of, such Convertible Notes and shall use such withdrawn funds to make such payments with respect to the Convertible Notes. After no Convertible Notes are outstanding, the Borrower shall be permitted to close the Convertible Notes Escrow Account and all amounts remaining in the Convertible Notes Escrow Account (including all accrued interest), if any, shall be paid to the Borrower.
SECTION 6. NEGATIVE COVENANTS
          The Borrower (on behalf of itself and each of the Subsidiaries) hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Agents hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not, and shall not permit any of the Subsidiaries to:
          6.1 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:
     (a) Indebtedness of Holdings, the Borrower or any Subsidiary Guarantor pursuant to any First Lien Loan Document, Second Lien Loan Document, Hedge Agreements or in connection with any Bank Product Obligations;
     (b) Indebtedness (i) of the Borrower to any of its Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrower or any Subsidiary, (iii) of any Non-Guarantor Subsidiary that is a Domestic Subsidiary to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary, (iv) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to any other Non-Guarantor Subsidiary that is a Foreign Subsidiary and (v) of any Non-Guarantor Subsidiary that is a Foreign Subsidiary to the Borrower or any Domestic Subsidiary in an aggregate principal amount at any one time not to exceed $37,500,000;
     (c) Indebtedness (including, without limitation, Capital Lease Obligations and purchase money Indebtedness) secured by Liens permitted by Section 6.2(g) in an aggregate principal amount not to exceed $22,500,000 at any one time outstanding;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(d) and any refinancings, replacements, refundings, renewals or extensions thereof (without any increase (excluding accrued interest and the amount of reasonable fees and expenses incurred, make whole payments and premiums paid in connection therewith) in the principal amount thereof or any shortening of the maturity of any principal amount thereof);
     (e) Guarantee Obligations (i) by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary that is a Domestic Subsidiary and (iii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary of obligations of any other Non-Guarantor Subsidiary that is a Foreign Subsidiary;

     (f) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid, or in respect of netting services, overdraft protections, the endorsement of instruments or otherwise in connection with customary deposit accounts;
     (g) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $7,500,000 at any one time outstanding; provided that to the extent such Indebtedness is incurred by Subsidiaries that are not Subsidiary Guarantors, such Indebtedness shall be non-recourse to the Borrower and the Subsidiary Guarantors;
     (h) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety, custom, utility and advance payment bonds; and performance and completion guaranties (in each case in the ordinary course of business);
     (i) Indebtedness consisting of Permitted Indebtedness; provided that the aggregate amount of Permitted Indebtedness incurred after the Closing Date outstanding at any time shall not exceed the sum of (i) $75,000,000 plus (ii) the aggregate amount of Indebtedness under the First Lien Loan Documents and the Second Lien Loan Documents repaid or prepaid prior to such time;
     (j) Indebtedness of the Borrower or any Subsidiary Guarantor as an account party in respect of trade letters of credit issued in the ordinary course of business;
     (k) Indebtedness of any Person that (x) becomes a Subsidiary as part of a Permitted Acquisition or Investment permitted hereunder after the Closing Date, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or shorten maturity (other than by an amount not greater than accrued interest, fees and expenses, including premium and defeasance costs, associated therewith), or (y) add any Subsidiary as a new obligor or new property of the Borrower or any Subsidiary as security therefor or (z) result in a decreased average weighted life thereof during the term of this Agreement; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest premium or fees, or expenses) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not at any one time outstanding exceed $37,500,000 and (C) neither the Borrower nor any Subsidiary shall be a new obligor therefor and no property of the Borrower or any Subsidiary shall provide security therefor;

     (l) Indebtedness incurred by the Borrower or any of its Subsidiaries in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, or other similar arrangements;
     (m) Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the financing of insurance premiums; and
     (n) Indebtedness incurred under any Hedge Agreement permitted hereunder or any guarantee of such Indebtedness.
          6.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, to the extent required by GAAP;
     (b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days, that are being contested in good faith by appropriate proceedings;
     (c) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits and other Liens to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds, government contracts, trade contracts and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, zoning restrictions, rights-of-way, licenses, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens (i) in existence on the date hereof listed on Schedule 6.2(f) (or to the extent not listed on Schedule 6.2(f), where the fair market value of the Property to which such Lien is attached is less than $1,000,000), (ii) securing Indebtedness permitted by Section 6.1(d) and (iii) created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 6.1(d); provided that no such Lien is spread to cover any additional Property of the Borrower or any Subsidiary after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 6.1(c), 6.1(j), 6.1(k), or 6.1(m); provided that in the case of any such Liens securing Indebtedness incurred pursuant to Section 6.1(c) or 6.1(k) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 6.6, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness, (y) such Liens do not at any time encumber any Property of the Borrower or any Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof and (z) the principal amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to the First Lien Loan Documents or Second Lien Loan Documents;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;
     (j) Liens arising from judgments in circumstances not constituting an Event of Default under Section 7(h);
     (k) Liens on property or assets acquired pursuant to an acquisition permitted under Section 6.6(e) (and the proceeds thereof) or assets of a Subsidiary Guarantor in existence at the time such Subsidiary Guarantor is acquired pursuant to an acquisition permitted under Section 6.6(e) and not created in contemplation thereof;
     (l) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;
     (m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
     (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
     (o) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Subsidiaries of goods through third parties in the ordinary course of business;
     (p) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with an Investment permitted by Section 6.6;
     (q) Liens deemed to exist in connection with Investments permitted by Section 6.6(b) that constitute repurchase obligations;

     (r) Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (s) Liens on cash or cash deposits securing any Hedge Agreement permitted hereunder;
     (t) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;
     (u) bankers’ liens, rights to setoff and credit balances with respect to deposit accounts and other Cash Equivalents or Foreign Cash Equivalents to the extent permitted by any control agreement, and Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;
     (v) Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums in respect thereto;
     (x) license of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business;
     (y) any Lien constituted by any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Loan Party in the ordinary course of trading and on the supplier’s standard or usual terms and securing amounts that are not more than sixty (60) days overdue;
     (z) repurchase rights, transfer restrictions, rights of first refusal and other similar restrictions set forth in the organizational documents of any Person;
     (aa) Liens which are incidental to the conduct of the business of Holdings and its Subsidiaries or the ownership of their property and assets and which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the ordinary conduct of the business of the applicable Person; and
     (bb) other Liens with respect to obligations that do not exceed $7,500,000 at any one time outstanding.
          6.3 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) (i) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary (provided that (x) if one of the parties to such merger, amalgamation or consolidation is a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.8 in connection therewith; provided further that for purposes of this clause, any Subsidiary which would be a Subsidiary Guarantor except solely for the fact that such Subsidiary is an Immaterial Subsidiary shall be deemed to be a Subsidiary Guarantor);
     (b) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
     (c) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
     (d) Dispositions permitted by Section 6.4 may be consummated; and
     (e) the Initial Borrower may be merged with and into the Company pursuant to the terms of the Acquisition Agreement.
          6.4 Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of surplus, obsolete or worn out property in the ordinary course of business and the abandonment of Intellectual Property in the ordinary course of business;
     (b) (i) the sale of inventory, goods and/or services in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value substantially equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected Liens in favor of the Collateral Agent under the Second Lien Security Documents is not reduced);

     (c) Dispositions permitted by Section 6.3;
     (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Capital Stock of a Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 6.6;
     (e) the Disposition of other assets having a fair market value not to exceed 3.75% of consolidated total assets of Holdings, the Borrower and its Subsidiaries in the aggregate; provided that the requirements of Section 2.6(b), to the extent applicable, are complied with in connection therewith;
     (f) any Recovery Event or Specified Asset Sale; provided that the requirements of Section 2.6(b) are complied with in connection therewith;
     (g) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Subsidiaries;
     (h) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with the Borrower’s commercially reasonable business judgment or in the ordinary course of business, and any other Disposition or financing of receivables or other loans held by the Borrower or any of its Subsidiaries resulting from loans made in the ordinary course of business to customers in connection with the business of MCM;
     (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
     (j) the Disposition of any Immaterial Subsidiary;
     (k) the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor or (ii) from a Non-Guarantor Subsidiary to (A) the Borrower or any Subsidiary Guarantor for no more than fair market value or (B) any other Non-Guarantor Subsidiary that is a Subsidiary; provided that any sale or issuance of Capital Stock of a Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 6.6;
     (l) sale and leaseback transactions permitted by Section 6.9;
     (m) Liens permitted by Section 6.2;
     (n) Restricted Payments permitted by Section 6.5;

     (o) Investments permitted by Section 6.6;
     (p) the sale or issuance of the Capital Stock of any Foreign Subsidiary to any other Foreign Subsidiary, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder; and
     (q) the Specified Asset Sales.
          6.5 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:
     (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;
     (b) (i) Non-Guarantor Subsidiaries of the Borrower that are Domestic Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Domestic Subsidiaries and (ii) Non-Guarantor Subsidiaries of the Borrower that are Foreign Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries that are Subsidiaries;
     (c) provided that the Borrower may make Restricted Payments in an aggregate amount not to exceed $15,000,000, if (i) no Default or Event of Default is continuing or would result therefrom, (ii) Holdings is in compliance with Section 6.16 immediately before and immediately after giving effect to such Restricted Payment and (iii) the Consolidated Total Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of Holdings immediately prior to and immediately after giving effect to such Restricted Payment, shall not exceed 3.75:1.00; provided that no Restricted Payments may be made under this clause (c) during any fiscal quarter if a Specified Equity Contribution under the First Lien Credit Agreement has been exercised in respect of any of the four immediately preceding fiscal quarters;
     (d) the Borrower may make Restricted Payments to Holdings to permit Holdings to pay (i) any taxes (at the then applicable rate) which are due and payable by Holdings and the Borrower and their Subsidiaries as part of a consolidated group, or any of the direct or indirect equityholders of Holdings as a result of the ownership of such equity interests, (ii) customary fees to members of its board of directors, payments in respect of insurance coverage or for indemnification obligations under any law, indenture, contract or agreement to any director or officer of Holdings or any of its Subsidiaries, (iii) ordinary course corporate operating expenses and (iv) fees and expenses to the extent permitted under clause (i) of the second sentence of Section 6.8;

     (e) Investments permitted by Section 6.6;
     (f) Holdings may make Restricted Payments in the form of common equity of Holdings or preferred equity of Holdings;
     (g) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to Holdings to permit Holdings to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee or pursuant to any equity subscription, shareholder, employment or other agreement; provided that the aggregate amount of payments under this clause (g) in any fiscal year of Holdings shall not exceed $11,250,000 plus any proceeds actually received from key man life insurance policies; and provided further that, without regard to the preceding provisions of this clause (g) and in addition to purchases permitted under such preceding provisions, the Borrower may make Restricted Payments to Holdings to permit Holdings to purchase its common stock or common stock options from employees (and their heirs, estates and assigns) upon the death, disability or termination of such employee or pursuant to any equity subscription, shareholder, employment or other agreement, or pursuant to “put rights” exercised by such employees as a result of the death, disability or termination of their employment by the Borrower, Holdings or any Subsidiary during the period of 24 months after the Closing Date; and
     (h) provided that no Default or Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments with Excess Specified Asset Sale Proceeds to the extent that after giving pro forma effect to such Restricted Payments, the Consolidated Total Leverage Ratio for the most recently ended period of four fiscal quarters of Holdings shall not exceed 3.75:1.00.
          6.6 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents and Foreign Cash Equivalents;
     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 6.1(b) and (e);
     (d) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 6.6(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Domestic Subsidiary that becomes a wholly-owned Subsidiary Guarantor at the time of such Investment;

Subsidiary that becomes a wholly-owned Subsidiary Guarantor at the time of such Investment;
     (e) Permitted Acquisitions to the extent that any Person acquired in such acquisition becomes a Subsidiary Guarantor or a part of the Borrower or any Subsidiary Guarantor or becomes (whether or not such Person is a wholly owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 5.8(c); provided that for purposes of this clause, any Subsidiary which would be a Subsidiary Guarantor except solely for the fact that such Subsidiary is an Immaterial Subsidiary shall be deemed to be a Subsidiary Guarantor;
     (f) loans by the Borrower or any of its Subsidiaries to the officers or directors of Holdings or the Borrower or any of its Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Capital Stock of Holdings;
     (g) Investments by the Borrower and its Subsidiaries in joint ventures or similar arrangements in an aggregate amount (for the Borrower and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding;
     (h) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;
     (i) Investments (i) by any Non-Guarantor Subsidiary that is a Domestic Subsidiary in any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (ii) by any Non-Guarantor Subsidiary that is a Foreign Subsidiary in any other Non-Guarantor Subsidiary that is a Subsidiary;
     (j) Investments in existence on the Closing Date and listed on Schedule 6.6;
     (k) Investments of the Borrower or any Subsidiary under Hedge Agreements permitted hereunder;
     (l) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
     (m) consummation of the Acquisition Transactions pursuant to the Acquisition Agreement;
     (n) provided that (i) no Default or Event of Default is continuing or would result therefrom, (ii) Holdings is in compliance with Section 6.16 immediately before and immediately after giving effect to such Investment and (iii) the Consolidated Total

Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of Holdings shall not exceed 5.00:1.00 for such period prior to and after giving effect to such Investment, the Borrower may make Investments in an aggregate amount (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) not to exceed at any time outstanding the Available Excess Amount;
     (o) Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 5.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 5.8(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 6.6(e), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 5.8(c) or 5.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);
     (p) Investments resulting from pledges and deposits referred to in Sections 6.2(c) and (d);
     (q) the forgiveness or conversion to equity of any Indebtedness permitted by Section 6.1(b)(i) through (iv);
     (r) Investments (other than Permitted Acquisitions) made with cash proceeds of equity contributions (other than with Disqualified Capital Stock and Specified Equity Contributions) from shareholders of Holdings to the Borrower, after the Closing Date, to the extent not used in connection with Section 6.5(c);
     (s) Guarantee Obligations permitted by Section 6.1 and any payments made in respect of such Guarantees Obligations; and
     (t) provided that no Default or Event of Default is continuing or would result therefrom, additional Investments so long as the aggregate amount thereof outstanding (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) at no time exceeds $15,000,000.
It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 6.6, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).

     6.7 Optional Payments and Modifications of Certain Debt Instruments. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of any Permitted Indebtedness; provided, that nothing in this Section 6.7 shall restrict or prohibit the repayment of any Indebtedness outstanding under the Convertible Notes or the Convertible Notes Indenture with proceeds from the Convertible Notes Escrow Account; or
     (b) At any time following the payment in full of the First Lien Loans and the termination of the Revolving Commitments (as defined in the First Lien Credit Agreement) (in each case, other than contingent or indemnification obligations not then due) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any agreement or instrument governing or evidencing Permitted Indebtedness in any manner that is materially adverse to the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).
     6.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may (i) pay any fees under the Management Agreement; provided that such fees shall not, in the aggregate, exceed $2,000,000 (which may be paid no more frequently than monthly) per annum plus the payment or reimbursement of expenses which are limited to reasonable out-of-pocket expenses incurred by the Permitted Investors and their respective Affiliates in connection with the provision of their services; and (ii) without being subject to the terms of this Section 6.8, enter into any transaction with any Person which is an Affiliate of Holdings only by reason of such Person and Holdings having common directors. For the avoidance of doubt, this Section 6.8 shall not apply to employment arrangements with, and payments of compensation, expense reimbursement, indemnification or benefits to or for the benefit of, current or former employees, officers or directors of Holdings, the Borrower or any of its Subsidiaries.
     6.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except for (i) sales or transfers that do not exceed $7,500,000 in the aggregate at any one time outstanding, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Subsidiary. Notwithstanding anything to the contrary herein, no transaction or arrangement shall be restricted under this Section 6.9 if, in connection with such transaction or arrangement, any Indebtedness or Lien incurred is permitted to be incurred under Section 6.1 and Section 6.2 or any Disposition of property is permitted under Section 6.4.

     6.10 Changes in Fiscal Periods. Permit the fiscal year of Holdings to end on a day other than June 30th or December 31st of each year.
     6.11 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Second Lien Loan Documents and any agreement related to any Permitted Indebtedness and the First Lien Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which Holdings, the Borrower or such Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 6.1 (in which case, any prohibition or limited shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the date hereof and listed on Schedule 6.11, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 6.3 or 6.4 and (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.
     6.12 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary or (b) make Investments in the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the First Lien Loan Documents, (ii) any restrictions with respect to such Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the documentation for any Permitted Indebtedness and the Second Lien Loan Documents, (iv) any restrictions contained in agreements related to Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 6.1 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (v) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 6.3 or 6.4, (x) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (xi) such restrictions in effect on the Closing Date and listed on Schedule 6.12, (xii) applicable law, and (xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
     6.13 Lines of Business. Enter into any business, either directly or through any of its Subsidiaries, except for the Business.
     6.14 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into for a bona fide business purpose or as required hereby, and not for speculative purposes.
     6.15 Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Second Lien Loan Document:
     (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower and (indirectly) the Subsidiaries of the Borrower and those incidental to Investments by or in Holdings permitted hereunder, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the First Lien Loan Documents and Second Lien Loan Documents to which it is a party or expressly permitted thereunder, (iv) the making of Restricted Payments to the extent of Restricted Payments permitted to be made to Holdings pursuant to Section 6.5, (v) the receipt and payment of Restricted Payments permitted under Section 6.5 and (vi) the other transactions expressly permitted under this Section 6.15;
     (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (I) unsecured Indebtedness; provided that (v) no scheduled principal payments, prepayments, redemptions or sinking fund or like payments shall be required prior to the maturity date of the Second Lien Loans, (w) no payment of interest in cash shall be required prior to the fifth anniversary of the issuance of such Indebtedness, (x) such Indebtedness shall have terms which shall be no more restrictive in any respect on the Loan Parties than the provisions of the Second Lien Loans, (y) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom and (z) immediately after giving effect to the issuance of such Indebtedness, (i) Holdings shall be in compliance with Section 6.16 and (ii) the Consolidated Total Leverage Ratio for the most recently ended period of four consecutive fiscal quarters of Holdings shall not exceed 5.00:1.00 for such period (in each case, calculated as if such Indebtedness had been incurred on the first day of such period ending on or prior to such date), (II) nonconsensual obligations imposed by operation of law, (III) pursuant to the First Lien Loan Documents and Second Lien Loan Documents to which it is a party, (IV) obligations to its employees, officers and directors not prohibited hereunder and (V) obligations under the Acquisition Agreement (as in effect on the Closing Date);
     (c) own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends paid by the Borrower in accordance with Section 6.5 pending application in the manner contemplated by said Section and Cash Equivalents or cash borrowed under Section 6.15(b)) other than the ownership of shares of Capital Stock of the Borrower; or
     (d) consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business.
     6.16 Consolidated Total Leverage Ratio. At all times that there are Loans outstanding, permit the Consolidated Total Leverage Ratio of Holdings as at the last day of any period of four consecutive fiscal quarters of Holdings ending on or nearest to the date set forth below to exceed the ratio set forth below opposite such date:

Consolidated Total
Period	Leverage Ratio
December 31, 2007	7.00 : 1.00
March 31, 2008	7.00 : 1.00
June 30, 2008	7.00 : 1.00
September 30, 2008	7.00 : 1.00
December 31, 2008	7.00 : 1.00
March 31, 2009	6.75 : 1.00
June 30, 2009	6.25 : 1.00
September 30, 2009	6.25 : 1.00
December 31, 2009	6.25 : 1.00
March 31, 2010	6.25 : 1.00
June 30, 2010	5.75 : 1.00
September 30, 2010	5.75 : 1.00
December 31, 2010	5.75 : 1.00
March 31, 2011	5.75 : 1.00
June 30, 2011	5.00 : 1.00
September 30, 2011	5.00 : 1.00
December 31, 2011	5.00 : 1.00
March 31, 2012	5.00 : 1.00
June 30, 2012 and thereafter	4.50 : 1.00

SECTION 7. EVENTS OF DEFAULT
            If any of the following events shall occur and be continuing:
     (a) The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or any other amount payable by it hereunder or under any other Second Lien Loan Document, within two Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) (i) On the Closing Date, any Specified Representation, and (ii) at any time after the Closing Date, any representation or warranty made or deemed made by any Loan Party herein or in any other Second Lien Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Second Lien Loan Document, shall, in either case, prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a) (with respect to Holdings or the Borrower), Section 5.7(a) or Section 6 of this Agreement; or
     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Second Lien Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 5 Business Days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or
     (e) Holdings, the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur and such default or event of default shall continue unremedied beyond the expiration of any applicable grace period (provided that this clause (iii) shall not apply with respect to any default relating to or arising out of any Loan Party’s failure to comply with Section 4.2 of the Convertible Notes Indenture), the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; or (iv) default in the observance of the covenant set forth in Section 4.2 of the Convertible Notes Indenture and as a result thereof the principal of the Indebtedness thereunder is accelerated in accordance with the terms thereof and is not paid or satisfied within 3 Business Days following such acceleration; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000, (B) an “Event of Default” (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement shall not constitute an Event of Default hereunder unless such “Event of Default” under the First Lien Credit Agreement shall continue unremedied for a period of 45 days and (C) this paragraph (e) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or
     (f) (i) Holdings, the Borrower or any of its Material shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) Holdings, the Borrower or any of its Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of Holdings, the Borrower or any of its Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, the Borrower or any of its Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of Holdings, the Borrower or any of its Subsidiaries to pay money that would have a Material Adverse Effect; or
     (h) One or more judgments or decrees shall be entered against Holdings, the Borrower or any of its Material Subsidiaries involving for Holdings, the Borrower and any Material Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance or effective indemnity) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) Any of the Second Lien Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the Intercreditor Agreement or Section 9.15), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien on any material amount of Collateral created by any of the Second Lien Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) (i) Holdings shall cease directly or indirectly to own 100% of the Capital Stock of the Borrower; or (ii) if prior to an IPO, the Permitted Investors and their Affiliates shall collectively cease to own directly or indirectly at least 50.1% of the Capital Stock of Holdings; or (iii) after an IPO, the Permitted Investors and their Affiliates shall collectively cease to own directly or indirectly at least 50.1% of the Capital Stock of Holdings and any single shareholder which is not a Permitted Investor (or an Affiliate thereof) shall own a greater amount than the Permitted Investors and their Affiliates, collectively;
then, and in any such event, subject to the terms of the Intercreditor Agreement (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other

Second Lien Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, the following action may be taken: with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Second Lien Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section or otherwise in any Second Lien Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrower.
SECTION 8. THE AGENTS
     8.1 Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Second Lien Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Second Lien Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Second Lien Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Second Lien Loan Document or otherwise exist against the Agents.
     8.2 Delegation of Duties. Each Agent may execute any of its duties under the applicable Second Lien Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
     8.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Second Lien Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Second Lien Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Second Lien Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Second Lien Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Second Lien Loan Document, or to inspect the properties, books or records of any Loan Party.
     8.4 Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrower), independent accountants and other experts selected by the Agents. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agents shall be fully justified in failing or refusing to take any action under the applicable Second Lien Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Second Lien Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     8.5 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Second Lien Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     8.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, this Agreement, any of the other Second Lien Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Second Lien Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
     8.9 Successor Agents. Any Agent may resign upon 30 days’ notice to the Lenders, the Borrower and the other Agent effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Agent’s resignation as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Second Lien Loan Documents.
     8.10 Authorization to Release Liens and Guarantees. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 9.15 without further action or consent by the Lenders.
     8.11 Arranger and Other Agents. Neither the Joint Lead Arrangers nor the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.
SECTION 9. MISCELLANEOUS
     9.1 Amendments and Waivers. Neither this Agreement, any other Second Lien Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Second Lien Loan Document may, or, with the written consent of the Required Lenders, the Agents and each Loan Party to the relevant Second Lien Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Second Lien Loan Documents for the purpose of adding any provisions to this Agreement or the other Second Lien Loan Documents or changing in any manner the rights or obligations of the Agents, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agents may specify in such instrument, any of the requirements of this Agreement or the other Second Lien Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Second Lien Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement other than in accordance with the Intercreditor Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of paragraph (a) of Section 2.12 or paragraph (a) of Section 9.7 without the written consent of each Lender directly and adversely affected thereby; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 8 without the written consent of the Agents; or (vii) amend the assignment provisions of Section 9.6(b) to make them more restrictive without the written consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Second Lien Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.
     Notwithstanding the forgoing, in the event that the collateral agent or the other secured parties under the First Lien Loan Documents and the relevant Loan Party enter into any amendment, modification, waiver or consent in respect of any of the First Lien Security Documents, then such amendment, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Second Lien Security Documents, in each case, without the consent of any Secured Parties and without any action by the Collateral Agent or any Loan Party; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Liens or release any such Liens under the Second Lien Security Documents, except to the extent that such release is permitted or required by the Intercreditor Agreement and provided that there is a concurrent release of the corresponding Liens under the First Lien Loan Documents, (B) amend, modify or otherwise affect the rights or duties of the Collateral Agent without its prior written consent or (C) permit Liens on the Collateral (other than Liens securing debtor-in-possession financing) which are not permitted under the terms of the Second Lien Loan Documents or the Intercreditor Agreement and (ii) notice of such amendment, modification waiver or consent shall be given to the Collateral Agent promptly following the effective date of such amendment, modification, waiver or consent (although the failure to give such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).
     In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement term loan tranche hereunder (“Replacement Loans”); provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans plus interest and fees and the amount of any reasonable fees and expenses incurred in connection with such refinancing, (b) the Applicable Margin for such Replacement Loans during the period prior to the maturity of such Refinanced Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.
     9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower, the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Holdings:	Velo Holdings Inc.
c/oVertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850
Attention: Chief Financial Officer
Telecopy: (203) 674-7014

and

One Equity Partners
320 Park Avenue, 18th Floor
New York, NY 10022
Attention: Jamie Koven
Telecopy: (212) 277-1533

with a copy to (which shall not constitute notice to
Holdings):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
Jeffrey M. Katz, Esq.
Telecopy: (215) 994-2222

The Borrower:	Vertrue Incorporated
20 Glover Avenue
Norwalk, CT 06850
Attention: Chief Financial Officer
Telecopy: (203) 674-7014

and

One Equity Partners
320 Park Avenue, 18th Floor
New York, NY 10022
Attention: Jamie Koven
Telecopy: (212) 277-1533

with a copy to (which shall not constitute notice to
the Borrower):

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: Carmen J. Romano, Esq.
Jeffrey M. Katz, Esq.
Telecopy: (215) 994-2222

Agents:	Lehman Commercial Paper Inc.
745 Seventh Avenue, 16th Floor
New York, NY 10019
Attention: Vertrue Portfolio Manager
Telecopy: (646) 834-4997
Telephone: (212) 526-1819
provided that any notice, request or demand to or upon the Agents, the Lenders, Holdings or the Borrower shall not be effective until received.
     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents and the applicable Lender. The Agents, Holdings or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Second Lien Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Second Lien Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
     9.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse each Agent and the Joint Lead Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and Loans (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Second Lien Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agents (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender, the Agents and the Joint Lead Arrangers for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Second Lien Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Second Lien Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, each Agent, each Joint Lead Arranger and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Second Lien Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings, the Borrower, any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 9.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Borrower at the address thereof set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Obligations.
     9.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to the Merger) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower (other than pursuant to the Merger) without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6, and in no event to certain Persons identified to the Administrative Agent by the Borrower in writing prior to the Closing Date.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, except to certain Persons designated in writing by the Borrower to the Administrative Agent prior to the Closing Date (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7(a) or (f) has occurred and is continuing, any other Person; and
     (B) the Administrative Agent.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall not be payable by Holdings or any of its Affiliates); provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.
     For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.6.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Holdings, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.6 and any written consent to such assignment required by paragraph (b) of this Section 9.6, the Administrative Agent shall accept such

Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), but in any event not to certain Persons identified to the Administrative Agent by the Borrower prior to the Closing Date, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.6.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender.
     (d) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).
     9.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or Lender Addendum by facsimile transmission or by electronic mail in “portable document format” shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.10 Integration. This Agreement and the other Second Lien Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.
     9.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     9.12 Submission to Jurisdiction; Waivers. Each of Holdings and the Borrower hereby irrevocably and unconditionally:
     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Second Lien Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     9.13 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Second Lien Loan Documents;
     (b) neither the Agents nor any Lender has any fiduciary relationship with or duty to either of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Second Lien Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Second Lien Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

     9.14 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of Holdings or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available, syndicating and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to maintain the confidentiality of all Confidential Information, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel, trustees and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Commitments and Loans, (6) that has been publicly disclosed other than in breach of this Section 9.14, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Second Lien Loan Documents.
     9.15 Release of Collateral and Guarantee Obligations; Subordination of Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Second Lien Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Second Lien Loan Documents or permitted by the Required Lenders, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or contingent or indemnification obligations not then due) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Second Lien Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Second Lien Loan Documents. Any representation, warranty or covenant contained in any Second Lien Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.
     (b) Notwithstanding anything to the contrary contained herein or any other Second Lien Loan Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Second Lien Loan Document, whether or not on the date of such release there may be outstanding contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. If the collateral agent under the First Lien Loan Documents, for itself or on behalf of any of the secured parties under the First Lien Loan Documents, releases any of its Liens on any part of the Collateral, or of any Loan Party from its guaranty of the First Lien Obligations, other than in connection with the discharge in full of such First Lien Obligations, then the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Secured Parties, on such Collateral or of any Loan Party from its guaranty of the Obligations shall be automatically, unconditionally and simultaneously released and the Collateral Agent, for itself or on behalf of any such Secured Parties, promptly shall execute and deliver to the collateral agent under the First Lien Loan Documents or such Loan Party, at the sole cost and expense of such Loan Party, such termination statements, releases and other documents as the collateral agent under the First Lien Loan Documents or such Loan Party may request to effectively confirm such release.
     (c) Notwithstanding anything to the contrary contained herein or in any other Second Lien Loan Document, upon request of the Borrower in connection with any Liens permitted by the Second Lien Loan Documents or permitted to be incurred by the Required Lenders, the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 6.2.
     9.16 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of the financial covenant, standards or terms in this Agreement, then Holdings and the Agents agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Agents and the Required Lenders, the financial covenant and all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
     9.17 WAIVERS OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.18 USA PATRIOT ACT. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.
     9.19 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to any Second Lien Loan Document and the exercise of any right or remedy by the Collateral Agent hereunder or under any other Second Lien Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Second Lien Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Collateral Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), (i) no Loan Party shall be required hereunder or under any other Second Lien Loan Document to take any action that is inconsistent with such Loan Parties’ obligations under the First Lien Loan Documents and (ii) any obligation of any Loan Party hereunder or under any other Second Lien Loan Document with respect to the delivery or control of any Collateral, the novation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person shall be deemed to be satisfied if the Loan Party complies with the requirements of the similar provision of the applicable First Lien Loan Document. Until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), the Collateral Agent may not require any Loan Party to take any action (or omit to take any action) with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Second Lien Loan Document or pursuant to the further assurances provisions hereof or any other Second Lien Loan Document, unless the collateral agent under the First Lien Loan Documents shall have required such Loan Party to take similar action (or omitted to take such similar action), and delivery of any Collateral to the collateral agent under the First Lien Loan Documents pursuant to the First Lien Loan Documents shall satisfy any delivery requirement hereunder or under any other Second Lien Loan Document.
     9.20 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Agents a Lender Addendum duly executed by such Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VELO HOLDINGS INC.

By:	/s/ James Koven
Name: James Koven Title: Secretary

VELO ACQUISITION INC.

By:	/s/ James Koven
Name: James Koven Title: Secretary

VERTRUE INCORPORATED

By:	/s/ James Duffy
Name: James Duffy Title: Secretary

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ Laurie Perper
Name: Laurie Perper Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC., as Collateral Agent

By:	/s/ Laurie Perper
Name: Laurie Perper Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent

By:	/s/ Ann B. Kerns
Name: Ann B. Kerns Title: Vice President

LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Laurie Perper
Name: Laurie Perper Title: Senior Vice President

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Earl E. Dowling
Name: Earl E. Dowling Title: Vice President